Exhibit 99

Sypris Reports First Quarter Results

Revenue and Earnings Continue to Post Solid Growth

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 15, 2012--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its first quarter ended April 1, 2012.

HIGHLIGHTS

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  Revenue and gross profit increased 27% and 54%, respectively, from the first quarter of last year.
  Earnings increased to $0.27 per diluted share, up from $0.10 per share for the prior year period.
  Gross margin increased to 13.0%, up 230 basis points from 10.7% in the first quarter of 2011 and up from 10.4% sequentially.
  Profit conversion on incremental revenue growth for the Industrial Group exceeded 20% on a year-over-year basis and 16% sequentially.
  Orders for the Company’s Aerospace and Defense business increased 30% when compared to the prior year period.
  Subsequent to quarter end, the Company announced a new alliance with BlackRidge Technology to develop the next generation of network defense technology for government customers.

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The Company reported revenue of $96.5 million for the first quarter compared to $75.8 million for the prior year period. The Company reported net income of $5.3 million, or $0.27 per diluted share, for the first quarter compared to $2.1 million, or $0.10 per share, for the prior year period.

Pretax income from continuing operations of $6.5 million for the quarter ended April 1, 2012, included a gain of $2.6 million in connection with the sale of idle assets and a foreign currency translation loss of $0.6 million. Pretax income from continuing operations of $2.9 million for the quarter ended April 3, 2011, included a gain of $3.0 million in connection with the settlement regarding volumes with one of its customers.

“Our Industrial Group continued to show progress during the quarter, with revenue, margins and income increasing on a year-over-year and sequential basis,” said Jeffrey T. Gill, president and chief executive officer. “We expect the improved cost profile and strong operational performance of this business to make a material contribution to the growth and profitability of the Company throughout the coming year.

“Orders in our Aerospace and Defense business increased 30% during the period when compared to the first quarter of 2011, following a 23% year over year increase in the fourth quarter of last year. And while the periods used for comparison reflect the lack of Department of Defense funding that impacted our order stream historically, we believe that the current trend in new bookings over the past six months provides important support for this business.”

The Industrial Group

Revenue for our Industrial Group increased 39% to $82.5 million in the first quarter compared to $59.6 million for the prior year period, primarily as a result of increased demand from customers in the commercial vehicle and trailer markets. Gross profit for the quarter increased 93% to $9.9 million, or 12.0% of revenue, compared to $5.1 million, or 8.6% of revenue for the same period in 2011, reflecting the positive conversion associated with the increase in revenue and supply chain productivity.

The Electronics Group

Revenue for our Electronics Group was $13.9 million in the first quarter compared to $16.3 million in the prior year period, but up 23% sequentially from the fourth quarter of 2011. Gross profit for the quarter was $2.6 million, or 18.6% of revenue, compared to $3.0 million, or 18.5% of revenue for the same period in 2011, and up sequentially from $0.5 million, or 4.5% of revenue, from the fourth quarter of 2011.

Outlook

Mr. Gill added, “We will continue to concentrate on the daily execution of our business. We expect to see strong comparable period growth in the top line of our Industrial Group going forward, as recently announced contracts add additional volume. For our Electronics Group, we are planning for a progressive recovery in shipments and margins for this business segment as we move throughout the coming year.

“We believe that the Company is well-positioned and our team is focused on delivering improved operational and financial results during the year. We will do so through a relentless focus on execution at every level of our organization.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: declining revenues in our aerospace and defense business lines as we transition from legacy products and services into new market segments and technologies; dependence on, recruitment or retention of key employees; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; U.S. government spending on products and services that our Electronics Group provides, including the timing of budgetary decisions; our ability to develop new products and programs within the Electronics Group; cyber security threats and disruptions; potential impairments, non-recoverability or write-offs of goodwill, assets or deferred costs, including capitalized pre-contract costs related to the development of a replacement for certain aerospace and defense products; potential liabilities associated with discontinued operations, including post-closing indemnifications or claims related to business or asset dispositions; our inability to successfully launch or sustain new or next generation programs or product features, especially in accordance with budgets or committed delivery schedules; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions (in each case including FCPA, OSHA and Federal Acquisition Regulations, among others); inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; changes or delays in government or other customer budgets, funding or programs; potential weaknesses in internal controls over financial reporting and enterprise risk management; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; disputes or litigation, involving customer, supplier, lessor, landlord, creditor, stockholder, product liability or environmental claims; the costs and supply of debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, compliance with covenants; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has provided information regarding profit conversion on incremental revenue, which is a non-GAAP financial measure.

Profit conversion on incremental revenue is defined as the change in gross profit as a percentage of the change in net revenue. Management uses this non-GAAP measure in planning and forecasting for future periods.

This non-GAAP measure should not be considered a substitute for our reported results prepared in accordance with GAAP.

RECONCILIATION OF PROFIT CONVERSION ON INCREMENTAL REVENUE
(in thousands, except for percent data)

	Three Months Ended
	April 1,	December 31,	April 3,
	2012	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue:
Industrial Group	$82,522	$72,223	$59,550
Electronics Group	13,941	11,357	16,260
Total net revenue	$96,463	$83,580	$75,810

Gross profit:
Industrial Group	$9,922	$8,200	$5,132
Electronics Group	2,592	507	3,016
Total gross profit	$12,514	$8,707	$8,148

Net revenue Industrial Group Q1 2011			$59,550
Net revenue Industrial Group Q1 2012			82,522
Net increase in revenue			$22,972

Gross profit Industrial Group Q1 2011			$5,132
Gross profit Industrial Group Q1 2012			9,922
Net increase in gross profit			$4,790

Net increase in gross profit			$4,790
Net increase in revenue			22,972
Profit conversion			20.9%

Net revenue Industrial Group Q4 2011			$72,223
Net revenue Industrial Group Q1 2012			82,522
Net increase in revenue			$10,299

Gross profit Industrial Group Q4 2011			$8,200
Gross profit Industrial Group Q1 2012			9,922
Net increase in gross profit			$1,722

Net increase in gross profit			$1,722
Net increase in revenue			10,299
Profit conversion			16.7%

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	April 1,	April 3,
	2012	2011
	(Unaudited)
Revenue	$96,463	$75,810
Net income	$5,288	$2,052
Basic income (loss) per common share:
Continuing operations	$0.28	$0.13
Discontinued operations	(0.01)	(0.02)
Net income per share	$0.27	$0.11

Diluted income (loss) per common share:
Continuing operations	$0.28	$0.12
Discontinued operations	(0.01)	(0.02)
Net income per share	$0.27	$0.10

Weighted average shares outstanding:
Basic	18,938	18,734
Diluted	19,148	18,933

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended
	April 1,	April 3,
	2012	2011
	(Unaudited)
Net revenue:
Industrial Group	$82,522	$59,550
Electronics Group	13,941	16,260
Total net revenue	96,463	75,810

Cost of sales:
Industrial Group	72,600	54,418
Electronics Group	11,349	13,244
Total cost of sales	83,949	67,662

Gross profit:
Industrial Group	9,922	5,132
Electronics Group	2,592	3,016
Total gross profit	12,514	8,148

Selling, general and administrative	7,595	6,863
Research and development	394	616
Amortization of intangible assets	22	28
Nonrecurring (income) expense, net	-	(3,000)
Restructuring (income) expense, net	-	(253)
Operating income	4,503	3,894

Interest expense, net	117	729
Other (income) expense, net	(2,074)	231
Income from continuing operations before taxes	6,460	2,934
Income tax expense	949	432
Income from continuing operations	5,511	2,502
Loss from discontinued operations, net of tax	(223)	(450)
Net income	$5,288	$2,052

Basic income (loss) per share:
Income per share from continuing operations	$0.28	$0.13
Loss per share from discontinued operations	(0.01)	(0.02)
Net income per share	$0.27	$0.11

Diluted income (loss) per share:
Income per share from continuing operations	$0.28	$0.12
Loss per share from discontinued operations	(0.01)	(0.02)
Net income per share	$0.27	$0.10
Dividends declared per common share	$0.02	$-

Weighted average shares outstanding:
Basic	18,938	18,734
Diluted	19,148	18,933

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	April 1,	December 31,
	2012	2011
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$19,172	$18,173
Accounts receivable, net	60,547	42,984
Inventory, net	38,946	33,621
Other current assets	3,612	3,468
Assets held for sale	—	1,739
Total current assets	122,277	99,985

Restricted cash	3,000	3,000
Investment in marketable securities	2,231	1,749
Property, plant and equipment, net	56,624	56,891
Goodwill	6,900	6,900
Other assets	7,920	7,200
Total assets	$198,952	$175,725

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$63,326	$51,303
Accrued liabilities	25,289	23,569
Total current liabilities	88,615	74,872

Long-term debt	9,000	10,000
Other liabilities	33,187	30,385
Total liabilities	130,802	115,257

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,293,907 shares issued and 20,166,842 outstanding in 2012 and 20,108,635 shares issued and 19,995,401 outstanding in 2011 and	203	201
Additional paid-in capital	149,130	149,160
Retained deficit	(61,831)	(66,722)
Accumulated other comprehensive loss	(19,351)	(22,170)
Treasury stock, 127,065 and 113,234 shares in 2012 and 2011, respectively	(1)	(1)
Total stockholders’ equity	68,150	60,468
Total liabilities and stockholders’ equity	$198,952	$175,725

Note: The balance sheet at December 31, 2011, has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Three Months Ended
	April 1,	April 3,
	2012	2011
	(Unaudited)
Cash flows from operating activities:
Net income	$5,288	$2,052
Loss from discontinued operations	(223)	(450)
Income from continuing operations	5,511	2,502
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,073	3,637
Stock-based compensation expense	439	232
Deferred revenue recognized	(1,973)	(1,721)
Deferred loan costs recognized	19	96
Gain on the sale of assets	(2,612)	(460)
Provision for excess and obsolete inventory	409	413
Other noncash items	901	625
Contributions to pension plans	(446)	(32)
Changes in operating assets and liabilities:
Accounts receivable	(17,719)	(9,599)
Inventory	(5,649)	(5,516)
Other current assets	(554)	489
Accounts payable	12,193	11,304
Accrued and other liabilities	5,471	(1,257)
Net cash (used in) provided by operating activities	(937)	713

Cash flows from investing activities:
Capital expenditures	(1,444)	(1,378)
Proceeds from sale of assets	4,481	463
Changes in nonoperating assets and liabilities	(90)	22
Net cash provided by (used in) investing activities	2,947	(893)

Cash flows from financing activities:
Net proceeds from Credit Facility	(1,000)	1,000
Common stock repurchases	(11)	—
Proceeds from issuance of common stock	—	16
Net cash (used in) provided by financing activities	(1,011)	1,016

Net increase in cash and cash equivalents	999	836
Cash and cash equivalents at beginning of period	18,173	16,592
Cash and cash equivalents at end of period	$19,172	$17,428

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, 502-329-2000
Chief Financial Officer